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                                                                    Exhibit 23.1





Consent of Independent Auditors


The Board of Directors
Union Bankshares Corporation

We consent to incorporation by reference in Registration Statements No. 33-78060 on Form S-3, No. 333-81199 on Form S-3, and No. 33-99900 on Form S-8 of Union Bankshares Corporation of our report dated January 28, 2000, relating to the consolidated balance sheet of Union Bankshares Corporation and subsidiaries (the Company) as of December 31, 1999, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year ended December 31, 1999, which report appears in the Company's 1999 Form 10-K.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia
March 30, 2000